Exhibit 99.1

MindMed Reports First Quarter 2025 Financial Results and

Recent Business Updates

--Dosed first patient in Emerge, the first Phase 3 study of MM120 Orally Disintegrating Tablet (ODT) in Major Depressive Disorder (MDD); 12-week topline data anticipated in 2H 2026--

--Enrollment on track in Phase 3 Voyage and Panorama studies of MM120 (ODT) in Generalized Anxiety Disorder (GAD); 12-week topline data anticipated in 1H 2026 for Voyage and 2H 2026 for Panorama--

--Company to host a conference call today at 8:00 a.m. EDT--

NEW YORK, May 8, 2025 – Mind Medicine (MindMed) Inc. (NASDAQ: MNMD), (the "Company" or "MindMed"), a late-stage clinical biopharmaceutical company developing novel product candidates to treat brain health disorders, today announced its first quarter 2025 financial results and provided an update on business highlights.

“We are proud to share that all three of our pivotal Phase 3 trials evaluating MM120 ODT in patients with GAD and MDD—Voyage, Panorama, and Emerge—are actively enrolling. Momentum is building, with strong and growing enthusiasm from both clinical sites and patients as recruitment continues to accelerate,” said Rob Barrow, Chief Executive Officer of MindMed. “We’re on track to report topline data from Voyage in the first half of 2026, followed by Panorama and Emerge in the second half of the year. With our breakthrough therapy designation in GAD, a clearly defined regulatory strategy, and strong operational execution across our programs, we’re delivering on our goal of advancing MM120 ODT as a potential best-in-class, differentiated therapeutic option. Our team remains fully committed to delivering transformational innovation for the over 50 million people in the U.S. living with GAD or MDD as we drive toward commercialization.”

Business Highlights

•
Initiated dosing in the Phase 3 Emerge study of MM120 ODT for the treatment of MDD in April 2025. Topline data from the 12-week double-blind period (Part A) is anticipated in the second half of 2026.
•
Appointed Matt Wiley as Chief Commercial Officer, adding deep commercial expertise to the executive leadership team. With more than 25 years of experience in sales, marketing and strategic leadership, including multiple specialty product launches focused on central nervous system disorders and psychiatry, Mr. Wiley will lead global commercial strategy and execution to drive the next phase of growth.
•
In April, amended the Company’s loan agreement with K2 HealthVentures to provide greater financial flexibility and optionality. The amended agreement provides the Company with up to $120 million based on the achievement of certain milestones and extends the interest only period through at least May 1, 2027. The Company received approximately $17.8 million in net cash at closing, after refinancing in full all term loans outstanding under the original agreement, and the payment of fees and expenses in connection with the amendment and the refinancing of the existing term loans.

Program Updates and Anticipated Milestones

MM120 ODT (lysergide D-tartrate) for GAD

•
Enrollment is on track in the Phase 3 Voyage study of MM120 ODT for the treatment of GAD. Voyage is expected to enroll approximately 200 participants in the U.S. who will be randomized 1:1 to receive

MM120 ODT 100 µg or placebo. Topline data from the 12-week double-blind period (Part A) is anticipated in the first half of 2026.
•
Enrollment is on track in the second Phase 3 Panorama study of MM120 ODT for the treatment of GAD. Panorama is expected to enroll approximately 250 participants (randomized 2:1:2 to receive MM120 ODT 100 µg, MM120 ODT 50 µg or placebo) in the U.S. and Europe. Topline data from the 12-week double-blind period (Part A) is anticipated in the second half of 2026.

MM120 ODT (lysergide D-tartrate) for MDD

•
Enrollment is on track in the Phase 3 Emerge study of MM120 ODT for the treatment of MDD. Emerge is expected to enroll 140 participants (randomized 1:1 to receive MM120 ODT 100 µg or placebo). Topline data from the 12-week double-blinded period (Part A) is anticipated in the second half of 2026. The Company expects to conduct a second Phase 3 registrational study in MDD, with the study design and timing to be informed by the progress of Emerge and additional regulatory discussions.

MM402 (R(-)-MDMA) for Autism Spectrum Disorder (ASD)

•
Completed a Phase 1 study of MM402, a single-ascending dose study in adult healthy volunteers. The study characterized the tolerability, pharmacokinetics and pharmacodynamics of MM402. The Company expects to initiate further studies of MM402 to assess its potential efficacy for the treatment of ASD.

First Quarter 2025 Financial Results

Cash, Cash Equivalents and Investments totaled $245.5 million as of March 31, 2025. The Company believes that its cash, cash equivalents, and investments as of March 31, 2025, will be sufficient to fund the Company’s operations into 2027. Based on the Company’s current operating plan and anticipated R&D milestones, the Company expects its cash runway to extend at least 12 months beyond its first Phase 3 topline data readout for MM120 ODT in GAD.

Research and Development (R&D) expenses were $23.4 million for the three months ended March 31, 2025, compared to $11.7 million for the three months ended March 31, 2024, an increase of $11.7 million. The increase was primarily due to $9.4 million in expenses related to the Company’s MM120 ODT program, an increase of $2.4 million in internal personnel costs as a result of increasing R&D capacities, and an increase of $0.1 million in preclinical and other program expenses, partially offset by a decrease of $0.2 million in MM402 program expenses.

General and Administrative expenses were $8.8 million for the three months ended March 31, 2025, compared to $10.5 million for the three months ended March 31, 2024, a decrease of $1.7 million. The decrease was primarily attributable to stock-based compensation expense.

Conference Call and Webcast Reminder

MindMed management will host a webcast at 8:00 AM EDT today to provide a corporate update and review the Company’s first quarter 2025 financial results and business highlights. Listeners can register for the webcast via link. Analysts wishing to participate in the question-and-answer session should use this link. A replay of the webcast will be available via the Investor Relations section of the MindMed website, ir.mindmed.co and archived for at least 30 days after the webcast. Those who plan on participating are advised to join 15 minutes prior to the start time.

About MM120 Orally Disintegrating Tablet (ODT)

MM120 ODT (lysergide D-tartrate or LSD) is a synthetic ergotamine belonging to the group of classic, or serotonergic, psychedelics which acts as a partial agonist at human serotonin-2A (5-HT2A) receptors. MM120 ODT is MindMed’s proprietary and pharmaceutically optimized form of LSD. MM120 ODT is an advanced formulation incorporating Catalent’s Zydis® ODT fast-dissolve technology which has a unique clinical profile with more rapid absorption, improved bioavailability and reduced gastrointestinal side effects. MindMed is developing MM120, the tartrate salt form of lysergide, for generalized anxiety disorder (GAD), major depressive disorder (MDD), and is exploring its potential applications in other serious brain health disorders.

About MM402

MM402 is the Company’s proprietary form of R(-)-MDMA (rectus-3,4-methylenedioxymethamphetamine), being developed for the treatment of core symptoms of Autism Spectrum Disorder (ASD). MDMA is a synthetic molecule that is often referred to as an empathogen because it is reported to increase feelings of connectedness and compassion. Preclinical studies of R(-)-MDMA demonstrate its acute pro-social and empathogenic effects, while its diminished dopaminergic activity suggest that it has the potential to exhibit less stimulant activity, neurotoxicity, hyperthermia and abuse liability compared to racemic MDMA or the S(+)-enantiomer.

About MindMed

MindMed is a late-stage clinical biopharmaceutical company developing novel product candidates to treat brain health disorders. Our mission is to be the global leader in the development and delivery of treatments that unlock new opportunities to improve patient outcomes. We are developing a pipeline of innovative product candidates, with and without acute perceptual effects, targeting neurotransmitter pathways that play key roles in brain health. MindMed trades on Nasdaq under the symbol MNMD.

Forward-Looking Statements

Certain statements in this news release related to the Company constitute "forward-looking information" within the meaning of applicable securities laws and are prospective in nature. Forward-looking information is not based on historical facts, but rather on current expectations and projections about future events and is therefore subject to risks and uncertainties which could cause actual results to differ materially from the future results expressed or implied by the forward-looking statements. These statements generally can be identified by the use of forward-looking words such as "will", "may", "should", "could", "intend", "estimate", "plan", "anticipate", "expect", "believe", "potential" or "continue", or the negative thereof or similar variations. Forward-looking information in this news release includes, but is not limited to, statements regarding the Company’s anticipated topline readout (Part A results) for the Phase 3 Voyage study of MM120 ODT in GAD in the first half of 2026; the Company’s anticipated topline readout (Part A results) for the Phase 3 Panorama study for MM120 ODT in GAD in the second half of 2026; the Company’s anticipated topline readout (Part A results) for the Phase 3 Emerge study for MM120 ODT in MDD in the second half of 2026; the Company’s plans to conduct a second Phase 3 study in MDD; the Company’s expectations regarding the enrollment for each of the Voyage, Panorama and Emerge studies; the Company’s beliefs regarding potential benefits of its product candidates; the Company’s expectation to conduct further studies of MM402; the Company’s expectation that its cash and cash equivalents will fund operations into 2027; the Company’s expectation that its cash runway will extend at least 12 months beyond its first Phase 3 topline data readout for MM120 ODT in GAD; and potential additional indications for MM120 ODT and MM402. There are numerous risks and uncertainties that could cause actual results and the Company's plans and objectives to differ materially from those expressed in the forward-looking information, including history of negative cash flows; limited operating history; incurrence of future losses; availability of additional capital; compliance with laws and regulations; legislative and regulatory developments, including decisions by the Drug Enforcement Administration and states to reschedule any of our product candidates, if approved, containing Schedule I controlled substances, before they may be legally marketed in the U.S.; difficulty associated with research and development; risks associated with clinical studies or studies; heightened regulatory scrutiny; early stage product development; clinical study risks; regulatory approval processes; novelty of the psychedelic inspired medicines industry; ability to maintain effective patent rights and other intellectual property protection; as well as those risk factors discussed or referred to herein and the risks, uncertainties or other factors described in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2025 under headings such as "Special Note Regarding Forward-Looking Statements," and "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other filings and furnishings made by the Company with the securities regulatory authorities in all provinces and territories of Canada which are available under the Company's profile on SEDAR+ at www.sedarplus.ca and with the U.S. Securities and Exchange Commission on EDGAR at www.sec.gov. Except as

required by law, the Company undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events, changes in expectations or otherwise.

For Media: media@mindmed.co

For Investors: ir@mindmed.co

Mind Medicine (MindMed) Inc.

Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

(In thousands, except share and per share amounts)

	Three Months Ended March 31,
	2025	2024
Operating expenses:
Research and development	$23,357	$11,705
General and administrative	8,802	10,499
Total operating expenses	32,159	22,204
Loss from operations	(32,159)	(22,204)
Other income/(expense):
Interest income	2,433	1,656
Interest expense	(602)	(434)
Foreign exchange loss, net	(19)	(525)
Change in fair value of 2022 USD Financing Warrants	6,999	(32,893)
Total income/(expense), net	8,811	(32,196)
Net loss	(23,348)	(54,400)
Other comprehensive loss
Unrealized gain on investments	10	—
(Loss)/gain on foreign currency translation	(27)	493
Comprehensive loss	$(23,365)	$(53,907)
Net loss per common share, basic	$(0.27)	$(1.14)
Net loss per common share, diluted	$(0.35)	$(1.14)
Weighted-average common shares, basic	85,067,855	47,860,757
Weighted-average common shares, diluted	87,091,461	47,860,757

Mind Medicine (MindMed) Inc.

Consolidated Balance Sheets

(In thousands, except share amounts)

	March 31, 2025 (unaudited)	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$82,854	$273,741
Short-term investments	129,587	—
Prepaid and other current assets	9,259	7,879
Total current assets	221,700	281,620
Long-term investments	33,099	—
Goodwill	19,918	19,918
Other non-current assets	606	613
Total assets	$275,323	$302,151

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$2,268	$2,010
Accrued expenses	11,497	12,829
2022 USD Financing Warrants	16,716	24,010
Total current liabilities	30,481	38,849
Credit facility, long-term	22,036	21,854
Total liabilities	52,517	60,703

Shareholders' equity:
Common shares, no par value, unlimited authorized as of March 31, 2025 and December 31, 2024; 75,511,375 and 75,100,763 issued and outstanding as of March 31, 2025 and December 31, 2024, respectively	—	—
Additional paid-in capital	644,231	639,508
Accumulated other comprehensive income	802	819
Accumulated deficit	(422,227)	(398,879)
Total shareholders' equity	222,806	241,448
Total liabilities and shareholders' equity	$275,323	$302,151